Certificate of amendment
to the
Restated Certificate of Incorporation
of
EXABYTE CORPORATION
(Pursuant To Section 242)

        EXABYTE CORPORATION, a Delaware corporation, hereby certifies as follows:

                1.         The name of the corporation is EXABYTE CORPORATION (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 5, 1985, and was restated on September 6, 1989.

                2.         This Amendment to the Certificate of Incorporation amends certain provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the General Corporation Law of the State of Delaware.

                3.         The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock") and (ii) 30,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").